THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH
 THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ARE "RESTRICTED SECURITIES" AS THAT
                 TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE
      SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR
           PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT.

W                                                                       Warrants
                                                               ---------
                                MAR VENTURES INC.
                             A Delaware Corporation
                Class B Common Stock Purchase Warrant Certificate
                             Expires April 15, 1998

Warrant Shares

     This Warrant Certificate certifies that ______________________ (the "Warrant Holder") is the registered owner of the above-indicated number of Class B Common Stock Purchase Warrants (the "Warrants) exercisable in the manner set forth in this Warrant Certificate. Each two Warrants entitle the Warrant Holder thereof to purchase from Mar Ventures Inc., a Delaware corporation (the
"Company"), during the period set forth in the section entitled "Warrant Exercise Period" below, one fully paid and nonassessable share (the "Share") of the $.001 par value common stock of the Company (the "Common Stock") at the purchase price of $1.75 per Share (the "Exercise Price"), upon surrender of this Warrant Certificate with the exercise form hereon duly completed and executed, with the payment of the Exercise Price at the office of the Company, Mar Ventures Inc., 1675 Broadway, Suite 1150, Denver, Colorado 80202. The Company in its sole discretion may reduce the Exercise Price, but the Company is not required or otherwise committed to do so.

     Warrant Exercise Period

     Warrant Holders may exercise the Warrants during the period (the "Warrant Exercise Period") beginning on the date of this Certificate and ending at 5:00 p.m., Denver, Colorado time, on April 15, 1998; provided however, that at the time of exercise of the Warrants by a Holder, such exercise and the issuance of shares of Common Stock upon such exercise must be made pursuant to an effective registration under federal and state securities laws, or pursuant to exemptions from registration pursuant to federal and state securities laws, which exemptions are deemed satisfactory by the Company.

     Other Exercise Provisions

     The Exercise Price, the number of Shares purchasable upon exercise of each Warrant, the number of Warrants outstanding and the Expiration Date are subject to adjustments upon the occurrence of certain events. The Warrant Holder may exercise all or any number of Warrants resulting in the purchase of a whole number of Shares. The Company shall not be required to issue fractions of Warrants upon the reissue of Warrants, or pursuant to any adjustments as described in this Warrant Certificate or otherwise; but the Company, in lieu of issuing any such fractional interest, shall round up, if the fractional share is greater than one-half, or down, if the fractional share is less than or equal to one-half, to the nearest full Warrant. If the total Warrants surrendered by exercise would result in the issuance of a fractional share, the Company shall not be required to issue a fractional share but rather the aggregate number of shares issuable will be rounded up, if the fractional share is greater than one-half, or down, if the fractional share is less than or equal to one-half, to the nearest full share.

     The Warrant Holder of the Warrants evidenced by this Warrant Certificate may exercise all or any number of such Warrants during the period and in the manner stated hereon. The Exercise Price shall be payable in lawful money of the United States of America and in cash or by good check or bank draft payable to the order of the Company. If, upon any exercise of any Warrants evidenced by this Warrant Certificate, the number of Warrants exercised shall be less than the total number of Warrants so evidenced, there shall be issued to the Warrant Holder a new Warrant Certificate evidencing the number of Warrants not so exercised.

     If prior to the exercise of any Warrants the Company shall have effected one or more stock splits or subdivisions of shares, stock dividends, or reclassifications or recapitalizations involving its common stock, the number of Shares subject to the Warrant granted shall, (i) if a net increase shall have been effected in the number of outstanding shares of the Company's common stock, be proportionately increased, and the Exercise Price shall be proportionately reduced, and, (ii) if a net reduction shall have been effected in the number of outstanding shares of the Company's common stock, be proportionately reduced and the Exercise Price shall be proportionately increased. No adjustment shall be made for any other dividends on any Shares issued upon exercise of this Warrant.

     No Warrant may be exercised after expiration of the Warrant Exercise Period. Any Warrant not exercised by such time shall become void.

     THE WARRANTS ARE NOT TRANSFERABLE AND ANY ATTEMPT TO DO SO SHALL VOID THE WARRANTS.

     IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by its President and by its Secretary.


                                           MAR VENTURES INC.



Date:            , 1997                    By:
     -----------                              ----------------------------------
                                               D. Scott Singdahlsen, President




                                           By:
                                              ----------------------------------
                                              Robert B. Suydam, Secretary

                               NOTICE OF EXERCISE


        (Form of Notice Of Exercise to be Executed if the Warrant Holder desires to exercise Warrants evidenced hereby)


MAR VENTURES INC.
1675 Broadway, Suite 1150
Denver, Colorado 80202


     The undersigned hereby irrevocably elects to exercise __________ Warrants represented by this Warrant Certificate and to purchase thereunder the full Shares issuable upon exercise of said Warrants and requests that certificates for such Shares shall be issued in the following name:

               (name in which stock certificates are to be issued)




---------------------------                    ---------------------------------
___________________________                     (Please insert social security
___________________________                     or other identifying number)
(Please print name and
address, including zip code)


and, if said number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the unexercised number of Warrants evidenced by this Warrant Certificate be delivered to the Warrant Holder. Payment of the Exercise Price in accordance with the terms of the Warrant Certificate accompanies this Notice Of Exercise.



Date:
      ----------------------------          ------------------------------------
                                            (Signature  -  must  conform  in all
                                            respects to name of holder as
                                            specified on the face of this
                                            Warrant Certificate)